Bob Brand
972-281-5335
bob.brand@kcc.com

KIMBERLY-CLARK ANNOUNCES YEAR-END 2012 RESULTS AND 2013 OUTLOOK
DALLAS, January 25, 2013-Kimberly-Clark Corporation (NYSE: KMB) today reported year-end 2012 results and provided its 2013 outlook and related key planning assumptions.
Executive Summary

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Fourth quarter 2012 net sales of $5.3 billion increased 3 percent compared to the year-ago period. Organic sales rose 5 percent, highlighted by a 9 percent increase in K-C International. Organic sales exclude the impact of changes in foreign currency rates and lost sales as a result of pulp and tissue restructuring actions.

•	Diluted net income per share for the fourth quarter of 2012 was $0.68 versus $1.01 in 2011. Full-year diluted net income per share was $4.42 in 2012 and $3.99 in 2011.

•
Fourth quarter adjusted earnings per share were $1.37 in 2012 compared to $1.28 in the prior year. The improvement in fourth quarter adjusted earnings per share was driven by organic sales growth and cost savings, partially offset by increased marketing, research and general spending and a higher level of expense in other (income) and expense, net.

•
Full-year adjusted earnings per share were $5.25 in 2012 compared to $4.80 in 2011 and the company's previous guidance of $5.15 to $5.25. Fourth quarter and full-year adjusted earnings per share in both periods exclude costs for pulp and tissue restructuring actions. Fourth quarter adjusted earnings per share in 2012 also exclude costs for the European strategic changes announced in October of 2012. Full-year adjusted earnings per share in 2011 also exclude a business tax charge related to a law change in Colombia.

•	Cash provided by operations in the fourth quarter of 2012 was an all-time record $1,119 million, up 116 percent compared to the prior year.

•	Adjusted earnings per share in 2013 are expected to be $5.50 to $5.65, up 5 to 8 percent compared to 2012. Adjusted earnings per share in 2013 exclude costs for the European strategic changes.

•	The company expects to increase its dividend at a high-single digit rate effective April 2013. This will represent the company's 41st consecutive annual increase in the dividend.

•	Share repurchases are anticipated to total $1.0 to $1.2 billion in 2013.
Chairman and Chief Executive Officer Thomas J. Falk said, “Our fourth quarter results capped off a year of excellent performance for Kimberly-Clark. For the full year of 2012, we delivered organic sales growth of 5 percent, highlighted by 10 percent growth in K-C International. We launched a number of product innovations and increased strategic marketing spending by $115 million and research and

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development spending at a double-digit rate. We improved adjusted gross margin by 230 basis points and adjusted operating profit margin by 90 basis points, aided by $335 million of cost savings from our ongoing FORCE program and restructuring actions. We grew adjusted earnings per share by 9 percent, above our original plan for the year and at the high end of our long-range target. Finally, we generated very strong cash flow, which allowed us to return $2.5 billion to shareholders through dividends and share repurchases. Overall, we had a very good year of financial performance and I'm encouraged by the progress we made in 2012.”
Falk added, “The strength of our results this past year gives us added confidence that we will continue to execute our Global Business Plan well going forward. In 2013, we will continue to pursue targeted growth initiatives, launch product innovations and support our brands with increased strategic marketing spending. We expect to achieve healthy levels of cost savings, which should help us overcome moderate commodity cost inflation. We will continue to manage our company with financial discipline, including a strong focus on cash generation and shareholder-friendly capital allocation. We are optimistic about our plans and continue to believe that successful execution of our strategies will generate strong returns to shareholders.”
Fourth Quarter 2012 Operating Results
Sales of $5.3 billion in the fourth quarter of 2012 were up 3 percent compared to the year-ago period. Organic sales rose 5 percent, with increased sales volumes of 3 percent and higher net selling prices of 2 percent. Changes in foreign currency rates and lost sales from exiting non-strategic products in conjunction with pulp and tissue restructuring actions each reduced sales by 1 percent.
Operating profit was $449 million in the fourth quarter of 2012, down 27 percent from $611 million in 2011. Adjusted operating profit was $798 million in the fourth quarter of 2012, up 5 percent compared to $759 million in the year-ago period. Adjusted results exclude costs for pulp and tissue restructuring actions of $50 million in 2012 and $148 million in 2011. Adjusted results in 2012 also exclude $299 million of costs for European strategic changes.
The increase in year-over-year adjusted operating profit included benefits from organic sales growth and $80 million in cost savings from the company's FORCE (Focused On Reducing Costs Everywhere) program. In addition, costs for key materials were $15 million lower overall versus 2011, with $20 million of lower fiber costs and a $15 million decrease for other raw materials, partially offset by $15 million of higher distribution costs and $5 million of higher energy costs. Higher production volumes in 2012 positively affected the operating profit comparison by $15 million. Overall marketing, research and general expenses increased versus the year-ago period. The higher spending included increased administrative expenses, in part to support future growth, particularly in K-C International. Strategic marketing spending rose $10 million, primarily to support product innovations and targeted growth initiatives. Other (income) and expense, net was $9 million of expense in the fourth quarter of 2012 compared to $24 million of income in the prior year. The change was driven by a gain on the sale of a small venture investment in a health care start-up company in 2011.
The company's fourth quarter effective tax rate was 38.5 percent in 2012 and 29.6 percent in 2011. The fourth quarter adjusted effective tax rate, which excludes the effects of the previously mentioned items

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excluded from adjusted earnings per share calculations, was 30.6 percent in 2012 and 29.2 percent in 2011. The full-year adjusted effective tax rate in 2012 was 30.6 percent, consistent with the company's expectation for an adjusted rate between 30 and 32 percent.
Kimberly-Clark's share of net income of equity companies in the fourth quarter of 2012 was $51 million compared to $39 million in 2011. At Kimberly-Clark de Mexico, S.A.B. de C.V., results benefited from double-digit sales growth and increased operating profit margins.
Cash Flow and Balance Sheet
Cash provided by operations in the fourth quarter of 2012 was an all-time record and totaled $1,119 million compared to $517 million in the prior year. The increase was driven by improved working capital and lower defined benefit pension plan contributions. Fourth quarter pension contributions totaled $15 million in 2012 and $265 million in 2011. Cash provided by operations for the full year was $3,288 million in 2012 compared to $2,288 million in 2011. The increase was driven by higher cash earnings, improved working capital and lower pension contributions ($110 million in 2012 compared to $680 million in 2011).
Capital spending for the fourth quarter was $330 million in 2012 and $312 million in 2011. Full-year 2012 spending totaled $1,093 million, consistent with the company's target for spending in a range of $1.0 to $1.1 billion. During the fourth quarter, the company repurchased approximately 3.8 million shares of its common stock at a cost of $320 million. Full-year 2012 share repurchases totaled 16.4 million shares at a cost of $1.3 billion. Total debt and redeemable securities was $6.7 billion at December 31, 2012 and at the end of 2011.
Fourth Quarter 2012 Business Segment Results
Personal Care Segment
Fourth quarter sales of $2.4 billion increased 8 percent. Sales volumes rose 6 percent and net selling prices improved 3 percent, while changes in currency rates reduced sales by 1 percent. Fourth quarter operating profit of $419 million increased 23 percent. The improvement included benefits from organic sales growth, cost savings and higher production volumes, partially offset by increased marketing, research and general expenses and higher manufacturing costs.
Sales in North America increased 5 percent. Net selling prices rose 4 percent, including improved revenue realization for Huggies diapers and baby wipes, and overall sales volumes rose 1 percent. Adult care volumes increased high-single digits, including benefits from continued market share gains. Feminine care volumes increased mid-single digits, boosted by continued momentum on the U by Kotex brand. Huggies baby wipes volumes were up mid-single digits and child care volumes advanced low-single digits compared to a soft year-ago performance. Huggies diaper volumes were down low-single digits, primarily reflecting category declines. Volumes of non-branded offerings were also below year-ago levels.
Sales increased 10 percent in K-C International. Sales volumes were up 9 percent, with double-digit growth in Asia and the Middle East/Eastern Europe/Africa region and a mid-single digit gain in Latin America. Volume performance was strong in a number of markets, including Brazil, China, Peru, Russia, South Africa, South Korea, Turkey and Venezuela. Overall net selling prices improved 2 percent compared to the year-ago

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period, driven by increases in Latin America, and product mix advanced 1 point. Changes in currency rates reduced sales by 2 percent.
Sales in Europe increased 4 percent. Sales volumes rose 6 percent and net selling prices were up 2 percent. Currency rates were unfavorable by 3 percent and changes in product mix reduced sales 1 percent. The overall volume increase was driven by growth in non-branded offerings, child care products and Huggies baby wipes, partially offset by declines in Huggies diapers.
Consumer Tissue Segment
Fourth quarter sales of $1.7 billion declined 2 percent. Lost sales in conjunction with pulp and tissue restructuring actions reduced sales volumes by 3 percent and changes in currency rates and product mix each decreased sales by 1 percent. Net selling prices improved 2 percent and organic sales volumes were up 1 percent. Fourth quarter operating profit of $235 million decreased 4 percent. The operating profit comparison was negatively impacted by increased marketing, research and general expenses, mostly offset by benefits from cost savings and organic sales growth.
Sales in North America were down 2 percent compared to the prior year, including a 5 point negative impact from lost sales in conjunction with pulp and tissue restructuring actions. Organic sales volumes increased 3 percent, driven by gains in bathroom tissue and paper towels. Overall net selling prices were up 2 percent, while changes in product mix reduced sales 2 percent.
Sales increased 1 percent in K-C International. Net selling prices increased approximately 3 percent, reflecting strategies to improve net realized revenue and profitability. Currency rates were unfavorable 2 percent and organic sales volumes were off 1 percent.
Sales in Europe decreased 7 percent. Sales volumes were down 2 percent, driven by declines in bathroom tissue and facial tissue. Net selling prices fell 2 percent and changes in product mix reduced sales 1 percent, as economic conditions remain difficult. Currency rates were unfavorable 2 percent.
K-C Professional (KCP) Segment
Fourth quarter sales of $0.8 billion increased 1 percent. Organic sales volumes were up 2 percent and net selling prices improved 1 percent. Changes in currency rates and lost sales in conjunction with pulp and tissue restructuring actions each reduced sales by 1 percent. Fourth quarter operating profit of $138 million increased 9 percent. The improvement was driven by cost savings, organic sales growth and input cost deflation, partially offset by higher manufacturing costs.
Sales in North America fell 1 percent, as sales volumes and product mix were each off slightly. Volumes in most product categories were similar to or slightly below year-ago levels.
Sales increased 9 percent in K-C International. Sales volumes were up 9 percent, with high-single digit growth in Asia and Latin America. Overall net selling prices rose approximately 3 percent, while unfavorable currency rates and changes in product mix each reduced sales by about 1 percent.
Sales in Europe decreased 6 percent. Lost sales in conjunction with pulp and tissue restructuring actions reduced sales volumes 4 percent, currency rates were unfavorable 3 percent and organic sales volumes were off slightly. Net selling prices increased approximately 2 percent.

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Health Care Segment
Fourth quarter sales of $0.4 billion decreased 2 percent. Changes in sales volumes, net selling prices and currency rates each reduced sales about 1 percent. Fourth quarter operating profit of $61 million increased 2 percent. The improvement was driven by input cost deflation and lower marketing, research and general expenses, mostly offset by increased manufacturing costs and the negative impact of lower organic sales.
Surgical and infection prevention (medical supply) volumes were off slightly compared to double-digit growth in the year-ago period. Medical device volumes decreased 1 percent.
Western and Central European Businesses - Strategic Changes
In October of 2012, the company decided to make strategic changes in its Western and Central European businesses in order to improve underlying profitability and to focus the company's resources and investments on its strongest market positions and growth opportunities that can deliver more sustainable returns. These changes include the exit of the diaper category in Western and Central Europe, with the exception of the Italian market, and the divestiture or exit of some lower-margin businesses in certain markets, mostly in the consumer tissue segment. To align its cost structure with these strategic decisions, the company will streamline its European manufacturing footprint and administrative organization.
Restructuring costs for these actions will be incurred through 2014 and are expected to total $250 to $350 million after tax ($300 to $400 million pre-tax). Cash costs are projected to be approximately 50 to 60 percent of the total charges. These estimates are unchanged from the projections announced in October 2012. The businesses that will be exited or divested generate annual net sales of approximately $500 million and negligible operating profit. Fourth quarter 2012 restructuring costs were $242 million after tax ($299 million pre-tax).
Pulp and Tissue Restructuring Actions
In January of 2011, the company initiated a two-year pulp and tissue restructuring in order to exit its remaining integrated pulp manufacturing operations and improve the underlying profitability and return on invested capital of its consumer tissue and K-C Professional businesses. In addition, in January of 2012, the company decided to streamline an additional facility in North America to further enhance the profitability of the consumer tissue business. As a result of the restructuring actions, versus the 2010 baseline, the company expects that by 2013 annual net sales will decrease by $250 to $300 million, and that operating profit will increase by at least $75 million in 2013 and at least $100 million in 2014. These estimates are unchanged from the projections announced in January 2012.
Charges for the restructuring actions were completed at the end of 2012, as expected. Fourth quarter 2012 charges totaled $30 million after tax ($50 million pre-tax), bringing cumulative charges to $375 million after tax ($550 million pre-tax), in line with the company's original projections. Cash costs were 32 percent of the total cumulative charges. Fourth quarter 2012 operating profit benefits from restructuring actions were $10 million, bringing cumulative benefits to $60 million.

Full-Year 2012 Results

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Full-year 2012 sales of $21.1 billion increased 1 percent. Organic sales rose 5 percent, as net selling prices and sales volumes each increased more than 2 percent and product mix improved slightly. Changes in foreign currency rates decreased sales by 3 percent and lost sales in conjunction with pulp and tissue restructuring actions reduced sales volumes by 1 percent. Year-to-date operating profit of $2,686 million increased 10 percent compared to $2,442 million in 2011. Adjusted operating profit in 2012 of $3,120 million increased 8 percent compared to $2,889 million in 2011. Adjusted operating profit comparisons benefited from organic sales growth, FORCE cost savings of $295 million and input cost deflation of $90 million. These benefits were partially offset by increased marketing, research and general expenses, including $115 million in higher strategic marketing spending. Administrative and research spending also increased, in part to build further capabilities and support future growth. Foreign currency translation effects reduced operating profit by $55 million as a result of the weakening of several currencies relative to the U.S. dollar. A lower level of income in other (income) and expense, net adversely impacted the operating profit comparison by $45 million. Diluted net income per share was $4.42 in 2012 and $3.99 in 2011. Adjusted earnings per share were $5.25 in 2012 and $4.80 in 2011. The increase in adjusted earnings per share was primarily due to higher adjusted operating profit.
Adjusted operating profit and adjusted earnings per share in 2012 and 2011 exclude charges for pulp and tissue restructuring actions. Adjusted results in 2012 also exclude charges for European strategic changes. Adjusted results in 2011 also exclude a non-deductible charge in the first quarter as a result of legislation in Colombia that changed the manner in which certain business taxes in that country are assessed. Additional detail on these items and further information about why the company uses these non-GAAP financial measures are provided later in this news release.
2013 Outlook and Key Assumptions
The company's key planning and guidance assumptions for 2013 are as follows:

•	Net sales increase of 0 to 3 percent.

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Organic sales are expected to grow 3 to 5 percent. Organic volumes are anticipated to grow 2 to 3 percent, while the combination of higher net selling prices and improved product mix should contribute 1 to 2 points of additional growth, driven by price increases in K-C International and a global focus on improving mix.

•	Lost sales as a result of European strategic changes and pulp and tissue restructuring actions are expected to reduce sales volumes by 2 percent.

•	Currency rates are expected to decrease sales by 0 to 1 percent.

•	Adjusted operating profit growth of 3 to 6 percent.

•	Cost savings from the company's FORCE program should total $250 to $300 million.

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Inflation in key cost inputs of $150 to $250 million, primarily due to higher pulp, recycled fiber and distribution costs. This assumes average market pricing for benchmark northern softwood pulp to $890 to $910 per metric ton and average oil prices of $90 to $100 per barrel.

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Strategic marketing spending is planned to increase faster than sales, primarily supporting product innovations and targeted growth initiatives. Research and development and selling expenses are also expected to rise faster than sales to support growth initiatives and further improve capabilities.

•	The company's growth in adjusted operating profit assumes an approximate 1 point negative impact related to uncertainties in the Venezuelan operating environment.

•	Interest expense is expected to increase somewhat in 2013.

•	The adjusted effective tax rate in 2013 is anticipated to be in the 30 to 32 percent range.

•	The company's share of net income from equity companies is expected to increase somewhat, driven by improved results at K-C de Mexico.

•	Adjusted earnings per share in a range of $5.50 to $5.65, up 5 to 8 percent compared to adjusted earnings per share of $5.25 in 2012.

•	Capital spending should total $1.0 to $1.1 billion, in line with the company's long-term target of 4 ½ to 5 ½ percent of net sales.

•	Cash contributions to the company's defined benefit pension plans are expected to be $100 to $300 million.

•	Average primary working capital cash conversion cycle is anticipated to improve 1 day.

•	A high-single digit increase in the dividend is anticipated April 2013, subject to approval by the Board of Directors.

•	Share repurchases are expected to total $1.0 to $1.2 billion, subject to market conditions.
Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted earnings and earnings per share

•	Adjusted gross and operating profit

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items:

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Western and Central Europe strategic changes and related restructuring charges. In October 2012, the company initiated strategic changes and a related restructuring in its Western and Central European businesses in order to improve underlying profitability and focus its resources on its strongest market positions and growth opportunities.  The restructuring is expected to be completed by December 31, 2014. Restructuring charges related to these strategic changes were excluded from the calculation of the company's earnings and earnings per share, gross and operating profit and effective tax rate, calculated in accordance with GAAP, for the three and twelve months ended December 31, 2012, and the estimated earnings per share and estimated effective tax rate, calculated in accordance with GAAP, for 2013.

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•
Pulp and tissue restructuring charges. In January 2011, the company initiated a pulp and tissue restructuring to exit its remaining integrated pulp manufacturing operations and improve the underlying profitability and return on invested capital of its consumer tissue and K-C Professional businesses.  In addition, in January 2012, the company decided to streamline an additional facility in North America to further enhance the profitability of the consumer tissue business. The restructuring actions were substantially completed by December 31, 2012, including the pending sale of a manufacturing facility that is expected to close in the first half of 2013. Pulp and tissue restructuring charges were excluded from the calculation of the company's earnings and earnings per share, gross and operating profit and the effective tax rate, calculated in accordance with GAAP, for the three and twelve months ended December 31, 2012 and December 31, 2011.

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Non-deductible business tax charge in Colombia due to legislative change. The company recorded a non-deductible charge in the first quarter of 2011 as a result of legislation in Colombia that changed the manner in which certain business taxes in that country are assessed. This assessment covers the period from 2011 through 2014 and impacted results for both our consolidated operations and our equity company in Colombia. This item was excluded from the calculation of the company's earnings and earnings per share, operating profit and effective tax rate, calculated in accordance with GAAP, for the twelve months ended December 31, 2011.

In accordance with the SEC's requirements, reconciliations of the non-GAAP financial measures to the comparable GAAP financial measures are attached.
In addition, this press release includes information regarding organic sales, which exclude the impact of changes in foreign currency rates and lost sales in conjunction with pulp and tissue restructuring actions.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the charges that are used in calculating these non-GAAP financial measures.
In addition, Kimberly-Clark management believes that investors' understanding of the company's performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing the company's ongoing results of operations. Many investors are interested in understanding the

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performance of our businesses by comparing our results from ongoing operations from one period to the next. By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors' understanding of our businesses and our results of operations. Also, many financial analysts who follow our company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interests of our investors for us to provide this information to analysts so that those analysts accurately report the non-GAAP financial information.
These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded. The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures. The non-GAAP financial measures should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CST) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries. To keep up with the latest K-C news and to learn more about the company's 141 year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the business outlook, including anticipated financial and operating results, the anticipated costs, scope, timing and financial and other effects of the Western and Central Europe strategic changes and the pulp and tissue restructuring actions, dividends and share repurchases, marketing, research, innovation, capital and other spending and expenses, cost savings and reductions, raw material, energy and other input costs, cash flow sources and uses of cash, changes in finished product selling prices, market demand and economic conditions, anticipated currency rates and exchange

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risks, the effective tax rate, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2011 entitled “Risk Factors.”

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Three Months Ended December 31
	2012	2011	Change
Net sales	$5,307	$5,176	+2.5%
Cost of products sold	3,783	3,632	+4.2%
Gross profit	1,524	1,544	-1.3%
Marketing, research and general expenses	1,066	957	+11.4%
Other (income) and expense, net	9	(24)	N.M.
Operating profit	449	611	-26.5%
Interest income	5	5	—
Interest expense	(72)	(72)	—
Income before income taxes and equity interests	382	544	-29.8%
Provision for income taxes	(147)	(161)	-8.7%
Income before equity interests	235	383	-38.6%
Share of net income of equity companies	51	39	+30.8%
Net income	286	422	-32.2%
Net income attributable to noncontrolling interests	(19)	(21)	-9.5%
Net income attributable to Kimberly-Clark Corporation	$267	$401	-33.4%

Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$0.68	$1.01	-32.7%

COMMON SHARES INFORMATION
	December 31
	2012	2011
Outstanding shares as of	389.3	395.7
Average diluted shares for three months ended	393.5	397.8

Cash dividends declared per share for three months ended	$0.74	$0.70

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Twelve Months Ended December 31
	2012	2011	Change
Net sales	$21,063	$20,846	+1.0%
Cost of products sold	14,314	14,694	-2.6%
Gross profit	6,749	6,152	+9.7%
Marketing, research and general expenses	4,069	3,761	+8.2%
Other (income) and expense, net	(6)	(51)	-88.2%
Operating profit	2,686	2,442	+10.0%
Interest income	18	18	—
Interest expense	(284)	(277)	+2.5%
Income before income taxes and equity interests	2,420	2,183	+10.9%
Provision for income taxes	(768)	(660)	+16.4%
Income before equity interests	1,652	1,523	+8.5%
Share of net income of equity companies	176	161	+9.3%
Net income	1,828	1,684	+8.6%
Net income attributable to noncontrolling interests	(78)	(93)	-16.1%
Net income attributable to Kimberly-Clark Corporation	$1,750	$1,591	+10.0%

Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$4.42	$3.99	+10.8%

COMMON SHARES INFORMATION
	December 31
	2012	2011
Average diluted shares for twelve months ended	396.1	398.6

Cash dividends declared per share for twelve months ended	$2.96	$2.80

Unaudited

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KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended December 31, 2012
	As Reported	Pulp and Tissue Restructuring Charges	Charges for European Strategic Changes	As Adjusted Non-GAAP
Cost of products sold	$3,783	$45	$250	$3,488
Gross profit	1,524	(45)	(250)	1,819
Marketing, research and general expenses	1,066	4	49	1,013
Other (income) and expense, net	9	1	—	8
Operating profit	449	(50)	(299)	798
Income before income taxes and equity interests	382	(50)	(299)	731
Provision for income taxes	(147)	20	57	(224)
Effective tax rate	38.5%	—	—	30.6%
Income before equity interests	235	(30)	(242)	507
Net income	286	(30)	(242)	558
Net income attributable to Kimberly-Clark Corporation	267	(30)	(242)	539
Diluted earnings per share	0.68	(0.08)	(0.61)	1.37

	Three Months Ended December 31, 2011
	As Reported	Pulp and Tissue Restructuring Charges	As Adjusted Non-GAAP
Cost of products sold	$3,632	$145	$3,487
Gross profit	1,544	(145)	1,689
Marketing, research and general expenses	957	1	956
Other (income) and expense, net	(24)	2	(26)
Operating profit	611	(148)	759
Income before income taxes and equity interests	544	(148)	692
Provision for income taxes	(161)	41	(202)
Effective tax rate	29.6%	—	29.2%
Income before equity interests	383	(107)	490
Net income	422	(107)	529
Net income attributable to Kimberly-Clark Corporation	401	(107)	508
Diluted earnings per share	1.01	(0.27)	1.28

Unaudited

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KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Twelve Months Ended December 31, 2012
	As Reported	Pulp and Tissue Restructuring Charges	Charges for European Strategic Changes	As Adjusted Non-GAAP
Cost of products sold	$14,314	$128	250	$13,936
Gross profit	6,749	(128)	(250)	7,127
Marketing, research and general expenses	4,069	6	49	4,014
Other (income) and expense, net	(6)	1	—	(7)
Operating profit	2,686	(135)	(299)	3,120
Income before income taxes and equity interests	2,420	(135)	(299)	2,854
Provision for income taxes	(768)	49	57	(874)
Effective tax rate	31.7%	—	—	30.6%
Income before equity interests	1,652	(86)	(242)	1,980
Share of net income of equity companies	176	—	—	176
Net income	1,828	(86)	(242)	2,156
Net income attributable to Kimberly-Clark Corporation	1,750	(86)	(242)	2,078
Diluted earnings per share	4.42	(0.22)	(0.61)	5.25

	Twelve Months Ended December 31, 2011
	As Reported	Pulp and Tissue Restructuring Charges	Business Tax Charge	As Adjusted Non-GAAP
Cost of products sold	$14,694	$407	$—	$14,287
Gross profit	6,152	(407)	—	6,559
Marketing, research and general expenses	3,761	6	32	3,723
Other (income) and expense, net	(51)	2	—	(53)
Operating profit	2,442	(415)	(32)	2,889
Income before income taxes and equity interests	2,183	(415)	(32)	2,630
Provision for income taxes	(660)	126	—	(786)
Effective tax rate	30.2%	—	—	29.9%
Income before equity interests	1,523	(289)	(32)	1,844
Share of net income of equity companies	161	—	(3)	164
Net income	1,684	(289)	(35)	2,008
Net income attributable to Kimberly-Clark Corporation	1,591	(289)	(35)	1,915
Diluted earnings per share(a)	3.99	(0.73)	(0.09)	4.80

(a) The sum of the diluted earnings per share shown for "Pulp and Tissue Restructuring Charges", "Business Tax Charge" and "As Adjusted Non-GAAP" does not equal "As Reported" as a result of rounding.

Unaudited

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KIMBERLY-CLARK CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
(Millions)

PRELIMINARY BALANCE SHEET DATA
	December 31 2012	December 31 2011
Assets
Cash and cash equivalents	$1,106	$764
Accounts receivable, net	2,642	2,602
Inventories	2,348	2,356
Total current assets	6,589	6,283
Total assets	19,873	19,373

Liabilities and Stockholders’ Equity
Trade accounts payable	$2,443	$2,388
Debt payable within one year	1,115	706
Total current liabilities	6,091	5,397
Long-term debt	5,070	5,426
Redeemable preferred and common securities of subsidiaries	549	547
Total stockholders’ equity	5,287	5,529

PRELIMINARY CASH FLOW DATA
	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011
Depreciation and amortization	$215	$270	$857	$1,091
Cash provided by operations	1,119	517	3,288	2,288
Capital spending	330	312	1,093	968
Cash used for investing	455	286	1,184	681
Cash dividends paid	292	275	1,151	1,099
Cash used for financing	816	710	1,802	1,741

Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended December 31			Twelve Months Ended December 31
	2012	2011	Change	2012	2011	Change
NET SALES

Personal Care	$2,380	$2,210	+7.7%	$9,576	$9,128	+4.9%
Consumer Tissue	1,675	1,716	-2.4%	6,527	6,770	-3.6%
K-C Professional & Other	825	817	+1.0%	3,283	3,294	-0.3%
Health Care	410	420	-2.4%	1,622	1,606	+1.0%
Corporate & Other	17	13	N.M.	55	48	N.M.
Consolidated	$5,307	$5,176	+2.5%	$21,063	$20,846	+1.0%

OPERATING PROFIT

Personal Care	$419	$341	+22.9%	$1,660	$1,526	+8.8%
Consumer Tissue	235	246	-4.5%	887	775	+14.5%
K-C Professional & Other	138	127	+8.7%	545	487	+11.9%
Health Care	61	60	+1.7%	229	219	+4.6%
Corporate & Other(a)(b)	(395)	(187)	N.M.	(641)	(616)	N.M.
Other (income) and expense, net(c)	9	(24)	N.M.	(6)	(51)	-88.2%
Consolidated	$449	$611	-26.5%	$2,686	$2,442	+10.0%

(a)
For the three months ended December 31, 2012 and 2011, Corporate & Other includes charges related to the pulp and tissue restructuring actions of $49 million and $146 million, respectively. In addition, for the three months ended December 31, 2012, Corporate & Other includes charges of $299 million related to the European strategic changes.

(b)
For the twelve months ended December 31, 2012 and 2011, Corporate & Other includes charges related to the pulp and tissue restructuring actions of $134 million and $413 million, respectively. For the twelve months ended December 31, 2012 charges of $299 million related to the European strategic changes were included in Corporate & Other. In addition, for the twelve months ended December 31, 2011, Corporate & Other includes a non-deductible business tax charge of $32 million related to a law change in Colombia.

(c)	For the three and twelve month periods, Other (income) and expense, net includes pulp and tissue restructuring charges of $1 million in 2012 and $2 million in 2011.

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended December 31, 2012
	Total	Organic Volume	Restructuring Impact on Volume(a)	Total Volume	Net Price	Mix/ Other(b)	Currency

Consolidated	2.5	3	(1)	2	2	—	(1)
Personal Care	7.7	6	—	6	3	—	(1)
Consumer Tissue	(2.4)	1	(3)	(2)	2	(1)	(1)
K-C Professional & Other	1.0	2	(1)	1	1	—	(1)
Health Care	(2.4)	(1)	—	(1)	(1)	1	(1)

	Twelve Months Ended December 31, 2012
	Total	Organic Volume	Restructuring Impact on Volume(a)	Total Volume	Net Price	Mix/ Other(b)	Currency

Consolidated	1.0	2	(1)	1	2	1	(3)
Personal Care	4.9	5	—	5	3	—	(3)
Consumer Tissue	(3.6)	—	(3)	(3)	2	(1)	(2)
K-C Professional & Other	(0.3)	2	(1)	1	1	—	(2)
Health Care	1.0	2	—	2	—	—	(1)

(a) Lost volume related to the pulp and tissue restructuring actions.
(b) Mix/Other includes rounding.

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED DECEMBER 31

OUTLOOK FOR 2013

ESTIMATED FULL YEAR 2013 DILUTED EARNINGS PER SHARE

Adjusted earnings per share	$5.50	-	$5.65
Adjustment for charges related to European strategic changes	(.22)	-	—
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$5.28	-	$5.65

ESTIMATED FULL YEAR 2013 EFFECTIVE TAX RATE

Adjusted effective tax rate	30.0%	-	32.0%
Adjustment for restructuring charges related to European strategic changes	—	-	1.0
Effective tax rate	30.0%	-	33.0%

Investor Relations contact:	Paul Alexander, 972-281-1440, palexand@kcc.com

Media Relations contact:	Bob Brand, 972-281-5335, bob.brand@kcc.com

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